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                                                                   EXHIBIT 10.22

TECHNOLOGY GROUP



                                                 FINOVA FINANCIAL INNOVATORS
                                                 FINOVA TECHNOLOGY FINANCE, INC.
                                                   a subsidiary of
                                                 FINOVA CAPITAL CORPORATION
                                                 10 WATERSIDE DRIVE
                                                 FARMINGTON, CT 06032-3065
                                                 TEL 860 676 1818
                                                     860 678 4374
                                                 FAX 860 676 1814


December 17, 1997


Mr. Richard Stoltz
Chief Financial Officer
Exodus Communications, Inc.
2650 San Tomas Expressway
Santa Clara, CA  95051

Dear Richard:

FINOVA Technology Finance, Inc. (the "Lessor") is pleased to offer to lease the Equipment described below to Exodus Communications, Inc. (the "Lessee").

The outline of this Commitment is as follows:

Lessee:                  Exodus Communications, Inc.
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Lessor:                  FINOVA Technology Finance, Inc.
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Equipment:               The Equipment to be financed shall include not less
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                         than 60% Hard Assets (including, but not limited to:
                         computers, workstations, generators, shelving, routers, office furniture and equipment) and not more than 40%
                         Soft Costs (including, but not limited to: software, cabling, construction building, and leasehold improvements). Prior to delivery, the Lessee shall provide the Lessor with the detail of the Equipment to include the manufacturer, model and cost of the Equipment to include the manufacturer, model and cost of the Equipment. All Equipment shall be subject to review by the Lessor for its acceptability to the Lessor for this lease and shall have been acquired since June 30, 1997.

Equipment Cost:          Not to exceed $4,000,000.  At Lease Term Commencement,
---------------
                         the Lessor shall hold back 10% of the Equipment Cost to be funded. At the time the Lessee completes its Initial
                         Public Offering of common stock, with net proceeds to the Lessee of at least $30 million, the amount held back from funding shall be funded to the Lessee.

Equipment Location:      Santa Clara, CA and Jersey City, NJ.
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Lease Term
----------
Commencement:            Upon delivery of the Equipment or upon each completion
-------------
                         of deliveries of items of Equipment with aggregate cost of not less than $500,000, but no later than March 31, 1998.

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Term:                    From each Lease Term Commencement until forty-two (42)
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                         months from the 30th day of the month following or
                         coincident with that Lease Term Commencement.

Rent:                    Monthly Rent equal to 2.8672% of Equipment Cost shall
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                         be payable monthly in advance. The first month's rent
                         shall be payable upon signing the lease.

Adjustment to
--------------
Rental Payments:         The Monthly Rent Payments as of the date of each Lease
----------------
                         Term Commencement shall be increased or decreased proportionally to the change in highest yields on four-year U.S. Treasury Securities from the week ending
                         November 143, 1997 ("Index Yield") to the week preceding the date of each Lease Term Commencement, as published in The Wall Street Journal. The Index Yield for this commitment shall be 5.77%. As of the date of each Lease Term Commencement, the Monthly Rent Payments shall be fixed for the term.

Interim Rent:            Interim Rent shall accrue from each Lease Term
-------------
                         Commencement until the 29th day of the month (27th day of the month in the case of February unless the Lease
                         Term Commencement is on the 30th or 31st day of a month
                         (28th day of the month in the case of February).
                         Interim Rent shall be at the daily equivalent of the currently adjusted Monthly Payment.

Net Lease:               The lease shall be a net lease containing the usual
----------
                         provisions in the Lessor's lease agreements and such other or different provisions that are agreed to be the parties. The Lessee shall be responsible for maintenance, insurance, taxes, and all other costs and expenses.

Taxes:                   Sales or use taxes shall be added to the Equipment
------
                         Cost or collected on the gross rentals, as appropriate.

Insurance:               Prior to any delivery of Equipment, the Lessee shall
----------
                         furnish confirmation of insurance acceptable to the Lessor covering the Equipment including against all risks of loss damage with the Lessor as the loss payee and for comprehensive public liability and property damage with the Lessor as an additional insured.

Conditions to Closing:   Conditions precedent to every Lease Term Commencement
---------------------
                         shall include that no payment is then past due to the Lessor or any assign of the Lessor from the Lessee, that the Lessee is in compliance with the provisions of this Commitment and the lease, that information requested by the Lessor and all documentation then required by the Lessor's counsel has been received by the Lessor

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                         including resolutions of the Board of Directors of the
                         Lessee authorizing the transactions contemplated by this Commitment and an opinion of counsel for the Lessee satisfactory to counsel for the Lessor is not in default under any material contract to which it is a party or by which it or its property is bound, and that there has not been any material adverse change or threatened material adverse change in the financial or other condition, business, operations, properties, assets or prospects of the Lessee since October 31, 1997 or from the written information that has been supplied to the Lessor prior to the date of this Commitment by the Lessee.

                         The Lessor shall not be responsible for any failure of suppliers or manufacturers of the Equipment or their distributors to perform their obligations to the Lessor or the Lessee. The Lessee shall provide monthly financial statements and status reports during the commitment period.

Purchase Agreement:      The Lessee shall purchase all (but not less than all)
-------------------
                         the Equipment at the expiration of the term of the lease for ten percent (10.)%) of the Equipment Cost, plus applicable sales and other taxes.

Additional Covenants:    There shall be no actual or threatened conflict with,
---------------------
                         or violation of, any regulatory statute, standard or rule relating to the Lessee, its present or future operations, or the Equipment.

                         All information supplied by the Lessee shall be correct and shall not omit any statement necessary to make the information supplied not be misleading. There shall be no material breach of the representations and warranties of the Lessee in the lease. The representations shall include that the Equipment Cost of each item of the Equipment does not exceed the fair and usual price for like quantity purchases of such item and reflects all discounts, rebates and allowances for the Equipment given to Lessee, any affiliate of Lessee by the manufacturer, supplier or anyone else including, without limitation, discounts for advertising, prompt payment, testing or other services.

                         Lessee shall provide confirmation that the facilities lease at each of the locations at which the equipment is located, has remaining term of at lease 125% of the term contemplated herein.

Fees and Expenses:       The Lessee and the Lessor shall be responsible for
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                         their own respective fees and expenses in connection
                         with the transaction.

Commitment Fee:          Simultaneously with the acceptance of the Commitment
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                         by the Lessee, a nonrefundable Commitment Fee of
                         $40,000 shall be then

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                         due to the Lessor. The Commitment Fee shall be applied
                         on a pro-rata basis to the second month's Rent Payment due under the lease. The Application Fee of $10,000 previously paid by the Lessee to Meier Mitchell & Company shall be applied to the Commitment Fee.

Commitment Expiration:   This commitment shall expire on December 23, 1997
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                         unless prior thereto either extended in writing by the
                         Lessor or accepted as provided below by the Lessee.

Survival:                This Commitment Letter shall survive closing. However,
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                         if there is any conflict between the terms and
                         conditions of the Master Lease Agreement (or Lease
                         Schedules) and those of this Commitment Letter, the Master Lease Agreement (Lease Schedules) shall control.

Should you have any questions, please call me. If you wish to accept this commitment, please do so indicate by signing and returning the enclosed duplicate copy of this letter together with your check for $30,000 to me by December 23, 1997.

Very truly yours,



Robert E. Schenkel
Vice President, Credit

Accepted this 23rd day of December, 1997

EXODUS COMMUNICATIONS, INC.

By: /s/ K. B. Chandrasekhar
   ---------------------------
Typed or Printed Name: K. B. Chandrasekhar

Title: President

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